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                                                               EXHIBIT(a)(1)(xi)



[3D Systems Logo]



                                  NEWS RELEASE



                                                           FOR IMMEDIATE RELEASE


CONTACT:
Jeff Krinks, Public Relations Manager
(661) 295-5600, ext. 2910
krinksj@3dsystems.com

Trudy Self, Self & Associates
(818) 880-5437
tmself@aol.com


        3D SYSTEMS EXTENDS EXPIRATION OF CASH TENDER OFFER FOR DTM STOCK

        VALENCIA, Calif., May 25, 2001 -- 3D Systems Corp. (Nasdaq: TDSC) today announced that it is extending the expiration date of its tender offer for all the outstanding shares of common stock of DTM Corporation (Nasdaq: DTMC) until midnight Eastern time on Thursday, June 7, 2001. The tender offer had been scheduled to expire at midnight Eastern time, on Tuesday May 29.

        3D Systems extended the tender offer at the request of the Antitrust Division of the U.S. Department of Justice, in order to give the Division additional time to complete an inquiry into the tender offer and follow-on merger.

        As of close of business on May 23, 4,575,694 shares of DTM common stock had been validly tendered and not withdrawn pursuant to the tender offer, representing approximately 59% of the outstanding common stock on a fully diluted basis.

ABOUT 3D SYSTEMS

        3D Systems provides solid imaging products and services that substantially reduce the time and cost required to design, test and manufacture products. The company's systems utilize patented technologies that create physical objects from digital input.

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3D Systems Extends Expiration of Cash Tender Offer for DTM Stock
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        3D Systems currently offers the ThermoJet(R) office printer and SLA(R)
industrial systems, which include proprietary software and materials. Product pricing in the U.S. begins at $49,995 for the company's entry-level printer and extends up to $799,000 for its feature-rich industrial SLA 7000 system. The company also licenses the 3D Keltool(R) process, a complementary application that produces injection molding and die casting inserts from SLA system master patterns. In February 2001, 3D Systems announced it acquired OptoForm, a French company that developed stereolithography systems that use paste materials. In April 2001, the company announced the signing of a definitive merger agreement to purchase DTM Corporation, contingent on, among other conditions, closing the loan funding.

        Based in Valencia, Calif., 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, visit the company's web site at www.3dsystems.com or phone 888/337-9786, ext. 774. For an investor packet, call the company's shareholder communications service at 800/757-1799.

Note to editors: ThermoJet, SLA, Keltool and the 3D logo are registered trademarks of 3D Systems.










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3D Systems Extends Expiration of Cash Tender Offer for DTM Stock
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Certain statements in this news release may include forward-looking statements which express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems or DTM to be materially different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect each company's prospects in general include, but are not limited to: changes in general and industry-wide economic and business conditions; the availability of capital on acceptable terms; the funding of amounts adequate to acquire DTM Corporation and provide for the working capital needs of 3D Systems under the definitive loan document; the results of the inquiry by the Department of Justice into the acquisition by 3D Systems of DTM Corporation; actions of competitors and customers; the uncertain outcome of litigation in which the parties are or may become involved, including the ongoing litigation between DTM and EOS GmbH and the class action lawsuit filed in connection with the acquisition of DTM Corporation; the impact of competitive products and pricing; the availability and acceptance of 3D Systems' and DTM's products generally; the extent to which the companies are able to develop new products and markets for their products; and such other factors as are described in 3D Systems' filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2000, its quarterly report on Form 10-Q for the quarter ended March 30, 2001, and its current reports on Form 8-K filed on April 6 and April 10, 2001.

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